Exhibit 3.89

Execution Version

AMENDED AND RESTATED

COMPANY AGREEMENT

OF

NGL WATER PIPELINES, LLC

(A Texas Limited Liability Company)

THE UNITS REFERENCED HEREIN HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.  WITHOUT REGISTRATION, THESE SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT ON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE MANAGERS OF THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR THE TRANSFER, OR THE SUBMISSION TO THE MANAGERS OF THE COMPANY OF OTHER EVIDENCE SATISFACTORY TO THE MANAGERS TO THE EFFECT THAT ANY TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATIONS PROMULGATED THEREUNDER.  ADDITIONALLY, ANY SALE, PLEDGE OR OTHER TRANSFER OF UNITS IS SUBJECT TO CERTAIN RESTRICTIONS THAT ARE SET FORTH IN THIS AMENDED AND RESTATED COMPANY AGREEMENT.

AMENDED AND RESTATED

COMPANY AGREEMENT

OF

NGL WATER PIPELINES, LLC

(A Texas Limited Liability Company)

4.1.	Place	18
4.2.	Annual Meetings	18
4.3.	Special Meetings	18
4.4.	Notice	18
4.5.	Quorum	18
4.6.	General Voting Procedures	19
4.7.	List of Members Entitled to Vote	20
4.8.	Registered Members	20
4.9.	Actions Without a Meeting and Telephonic Meetings	20

ARTICLE 5	RIGHTS AND DUTIES OF MANAGERS	21
5.1.	Management	21
5.2.	Number and Qualifications	21
5.3.	Election	21
5.4.	Vacancy	21
5.5.	Removal	21
5.6.	Place of Meetings	21
5.7.	Annual Meetings	21
5.8.	Regular Meetings	21
5.9.	Special Meetings	21
5.10.	Quorum	22
5.11.	Attendance and Waiver of Notice	22
5.12.	Compensation	22
5.13.	Officers	22
5.14.	Indemnification	22
5.15.	Actions Without a Meeting and Telephone Meetings	23
5.16.	Transactions with Affiliates	23

ARTICLE 6	CAPITALIZATION	23
6.1.	Capital Contributions	23
6.2.	Member Loans	24
6.3.	Capital Accounts	24
6.4.	Withdrawal or Reduction of Capital Contributions	24
6.5.	Units	25
6.6.	Liability of Members	25

ARTICLE 7	ALLOCATIONS AND DISTRIBUTIONS	25
7.1.	Allocations of Profits and Losses	25
7.2.	Regulatory and Special Allocations	25
7.3.	Distributions of Distributable Cash	27
7.4.	Limitations Upon Distributions	27

ARTICLE 8	BOOKS AND ACCOUNTS	27
8.1.	Accounting Principles	27
8.2.	Records and Reports	27
8.3.	Tax Returns and Other Elections	28
8.4.	Combined or Consolidated Returns	28

8.5.	Tax Matters Partner	28
8.6.	Bank Accounts	29

ARTICLE 9	WINDING-UP AND TERMINATION	29
9.1.	Events Requiring Winding-up	29
9.2.	Process of Winding-up	30
9.3.	Distribution of Assets on Winding-up	30
9.4.	Distributions in Kind	30
9.5.	Certificate of Termination	31

ARTICLE 10	MISCELLANEOUS PROVISIONS	31
10.1.	Notices	31
10.2.	Amendments	31
10.3.	Application of Texas Law	32
10.4.	No Action for Partition	32
10.5.	Headings and Sections	32
10.6.	Number and Gender	32
10.7.	Binding Effect	32
10.8.	No Third-Party Beneficiary	32
10.9.	Sole and Absolute Discretion	32
10.10.	Title to Company Property	32
10.11.	Severability	32
10.12.	Counterparts	33
10.13.	Entire Agreement	33
10.14.	Waiver of Jury Trial	33

Attachments:	Exhibit A- Company information, including Members and Manager
Exhibit B- Restricted Area

AMENDED AND RESTATED

COMPANY AGREEMENT

OF

NGL WATER PIPELINES, LLC

(A Texas Limited Liability Company)

THIS AMENDED AND RESTATED COMPANY AGREEMENT, dated the 4th day of January, 2016 (the “Effective Date”), is hereby duly adopted as the company agreement of NGL Water Pipelines, LLC, a Texas limited liability company, by the Manager, and ratified, confirmed, and approved as such by the Members.

RECITALS:

WHEREAS, reference is hereby made to that certain Company Agreement of the Company, dated as of December 22, 2015 (the “Prior Agreement”); and

WHEREAS, the Company and the Members desire to amend and restate the Prior Agreement in its entirety.

NOW, THEREFORE, the Company and the Members do hereby amend and restate the Prior Agreement in its entirety as follows:

ARTICLE 1

DEFINITIONS

1.1.         Definitions.  The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

“Accountant” means the certified public accountant or firm of certified public accountants, if any, selected by the Managers to perform accounting functions on behalf of the Company.

“Adjusted Capital Account” means, with respect to any Member, such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments: (a) crediting to such Capital Account any amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to IRS Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i); and (b) debiting to such Capital Account the items described in IRS Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Affiliate” means, (a) with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Person in question, and (b) with respect to Black Mountain, any other Person that Rhett Bennett, directly or indirectly, owns a material economic interest in and participates in the control of such Person though a board seat, management position or comparable position.  As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Amended and Restated Company Agreement of the Company, as originally adopted and as amended from time to time.

“Applicable Entities” means the Company and any of its Affiliates; provided, however, none of the Members shall be considered an Affiliate of the Company.

“Approval of the Members” or “Approved by the Members” means, with respect to any referenced group of Members, a combination of any of such Members who, in the aggregate, own more than eighty percent (80%) of the Units owned by all of such referenced group of Members.

“Assignee” means a transferee of all or any portion of a Member’s or any other transferor’s Units.

“Bankruptcy” means, with respect to any Member, that Member’s taking or acquiescing in the taking of an action seeking relief under, or advantage of, any applicable debtor relief, liquidation, receivership, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization, or similar law affecting the rights or remedies of creditors generally, as in effect from time to time.

“Barrel” means 42 U.S.  gallons.

“Business Day” means a day other than a Saturday, Sunday, or other day that is a nationally recognized holiday.

“Capital Account” means, with respect to any Member, the account maintained for such Member in accordance with IRS Regulations Section 1.704-1(b)(2)(iv) and Section 6.3.

“Capital Contribution” means any contribution to the capital of the Company in cash or property by a Member whenever made.

“Certificate” means Certificate of Formation.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means NGL Water Pipelines, LLC, a Texas limited liability company.

“Company Nonrecourse Liabilities” shall mean nonrecourse liabilities (or portions thereof) of the Company for which no Member bears the economic risk of loss.

“Company Opportunity” means, with respect to any Member, any business directly related to the business conducted by the Company or its subsidiaries with respect to the development, ownership, purchase, sale, or lease of water pipelines, and the related transportation of water by pipeline, but only to the extent that such business or business activities are located within the Restricted Area; provided, however, that the following businesses or business activities, without limitation, shall be specifically excluded from the definition of “Company Opportunity”: (a) any business or business activities to the extent such opportunity involves fresh water facilities, including without limitation the ownership, purchase, sale, storage, and transportation by pipeline of fresh water; (b) any business or business activities involving the disposal of water: (i) which is or is anticipated to be transported by a third party to any disposal facility owned by NGL Permian or any of its Affiliates; and (ii) for which NGL Permian (or any Affiliate of NGL Permian) does not or will not collect a fee for the transportation thereof; and (c) any business or business activities involving the treatment of water: (i) which is or is anticipated to be transported by a third party to any treatment facility owned by NGL Permian or any of its Affiliates; and (ii) for which NGL Permian (or any Affiliate of NGL Permian) does not or will not collect a fee for the transportation thereof.

“Competing Business” means: (i) any business that involves or relates to the development, ownership, purchase, sale, or lease of water pipelines, and the related transportation of water by pipeline; or (ii) any other business activity in which the Company engages, but only to the extent that such business or business activities are located within the Restricted Area; provided, however, that the following businesses or business activities, without limitation, shall be specifically excluded from the definition of “Competing Business”: (a) any business or business activities to the extent such opportunity involves fresh water facilities, including without limitation the ownership, purchase, sale, storage, and transportation by pipeline of fresh water; (b) any business or business activities involving the disposal of water: (i) which is or is anticipated to be transported by a third party to any disposal facility owned by NGL Permian or any of its Affiliates; and (ii) for which NGL Permian (or any Affiliate of NGL Permian) does not or will not collect a fee for the transportation thereof; and (c) any business or business activities involving the treatment of water: (i) which is or is anticipated to be transported by a third party to any treatment facility owned by NGL Permian or any of its Affiliates; and (ii) for which NGL Permian (or any Affiliate of NGL Permian) does not or will not collect a fee for the transportation thereof.

“Distributable Cash” means all cash, revenues, and funds received by the Company from the Company’s operations, less the sum of the following to the extent paid or set aside by the Company: (i) all principal and interest payments due within thirty (30) days on indebtedness of the Company and all other sums currently due to lenders; (ii) all cash expenditures incurred incident to the normal operations of the Company’s business; and (iii) such cash reserves in an amount not to exceed $250,000 as the Managers deem reasonably necessary to the proper operation of the Company’s business.

“Drag-Along Notice” has the meaning set forth in Section 3.6.

“Drag-Along Notice Period” has the meaning set forth in Section 3.6.

“Drag-Along Right” has the meaning set forth in Section 3.6.

“Drag-Along Transferor” has the meaning set forth in Section 3.6.

“Effective Date” has the meaning set forth in the Preamble.

“Entity” means any joint venture, general partnership, limited partnership, limited liability company, corporation, trust, business trust, cooperative, association, or other incorporated or unincorporated entity.

“Fair Market Value” means the fair market value, as determined by agreement between the Person selling Units and the Person buying Units under this Agreement, or failing such an agreement, as may be determined by appraisal.  To determine the Fair Market Value by appraisal, each Person involved as a buyer or seller of Units may jointly agree on the appointment of a single independent appraiser whose determination of the fair market value of the Units to be sold shall be final.  If the parties do not agree on an appraiser, they each shall appoint one (1) independent appraiser, the two (2) of whom shall thereupon appoint a third (3rd) independent appraiser, within seven (7) days following the appointment of the second appraiser.  If a party fails to appoint an appraiser within ten (10) days following receiving notice from the other party of the appointment of the first appraiser, then such party shall be deemed to have consented to the appraiser selected by the other party and that appraiser’s determination of the fair market value shall be final.  Once three (3) appraisers are appointed, each appraiser shall determine the fair market value.  The fair market value shall be the middle value; provided, however, if two of the values are equal, the fair market value shall be the amount agreed-upon by those two appraisers.  For example, if the three values were $9, $10, and $12, the fair market value would be $10; and if the three values were $9, $9, and $12, the fair market value would be $9.  Such appraiser or appraisers shall, as a condition of their engagement, execute agreements to keep any information they receive concerning the Company confidential.  The expenses of such appraisal shall be borne equally by the Person selling the Units and the Person or Persons buying Units.

“Family Member” means, with respect to a Member (which for purposes of this definition shall include the majority owner of a Member that is an Entity), (i) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such Member, including any adoptive relationships; (ii) any trust for the sole benefit of such Member and/or any or all of such Persons described in (i) above; and (iii) any other Entity in which such Member and/or any or all of such Persons described in (i) or (ii) above own or possess, directly or indirectly, all of the voting and equity interests;

“Fiscal Year” means the Company’s fiscal year, which shall begin on January 1st and end on December 31st.

“IRS Regulations” means the tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Losses” means, for each Fiscal Year, the losses and deductions of the Company determined in accordance with accounting principles consistently applied from year to year employed under the Company’s method of accounting and as reported, separately or in the aggregate, as appropriate, on the Company’s information tax return filed for federal income tax purposes, plus any expenditures described in Code Section 705(a)(2)(B) or treated as so described pursuant to IRS Regulations Section 1.704-1(b)(2)(iv)(i).

“Majority” means, with respect to any referenced group of Managers, a combination of any of such Managers constituting more than fifty percent (50%) of the number of Managers of such referenced group who are then elected and qualified.

“Manager” means each Person designated as a Manager on Exhibit A, or any other Person or persons that succeed such Person or Persons in that capacity or are elected to act as additional Managers of the Company as provided herein.

“Maximum Lawful Rate” means the maximum, lawful, non-usurious rate that may be charged, collected, or received on a particular loan under applicable laws.

“Member” means each Person designated as a member on Exhibit A, any successor or successors to all or any part of any such Person’s Membership Interest, or any other Person admitted as a member of the Company pursuant to this Agreement, each in the capacity as a member of the Company.

“Member Loans” has the meaning set forth in Section 6.2.

“Member Nonrecourse Debt” shall mean any nonrecourse debt of the Company for which any Member bears the economic risk of loss.

“Member Nonrecourse Deduction” means the amount of deductions, losses and expenses equal to the net increase during the year in Minimum Gain attributable to a Member Nonrecourse Debt, reduced (but not below zero) by proceeds of such Member Nonrecourse Debt distributed during the year to the Members who bear the economic risk of loss for such debt, as determined in accordance with applicable Treasury Regulations.

“Minimum Gain” means (a) with respect to Company Nonrecourse Liabilities, the amount of gain that would be realized by the Company if it disposed of (in a taxable transaction) all Company properties that are subject to Company Nonrecourse Liabilities in full satisfaction of Company Nonrecourse Liabilities, computed in accordance with applicable IRS Regulations, or (b) with respect to each Member Nonrecourse Debt, the amount of gain that would be realized by the Company if it disposed of (in a taxable transaction) the Company property that is subject to such Member Nonrecourse Debt in full satisfaction of such Member Nonrecourse Debt, computed in accordance with applicable IRS Regulations.

“Membership Interest” means, with respect to any Member at any time, the entire equity interest (or “membership interest” as that term is used in the TBOC) of a Member in the Company and all rights and liabilities associated therewith, including that Member’s Units.

“NGL Permian” means NGL Water Solutions Permian, LLC, a Colorado limited liability company.

“NGP BMH” means NGP Black Mtn.  Holdings, L.L.C., a Delaware limited liability company.

“Nonrecourse Deductions” has the meaning set forth in IRS Regulations Section 1.704-2(b).

“Non-Competition Period” has the meaning set forth in Section 3.16(b).

“Offered Units” means the number of Units (or portion thereof) that are subject to a proposed Transfer under Section 3.4 or Section 3.6.

“Originating Member” has the meaning set forth in Section 3.17.

“Other Members” has the meaning set forth in Section 3.4.

“Participating Member” has the meaning set forth in Section 3.17(b).

“Permitted Transferee” means, with respect to a Member, (i) an Affiliate of such Member, (ii) a Family Member of such Member, (iii) another Member of the Company, and (iv) with respect to Black Mountain Water Pipelines LLC, any acquisition of membership interests or units, or any other investment, by NGP BMH in Black Mountain Water Pipelines LLC.

“Person” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of that Person where the context so admits.

“Pledge” or any derivation thereof, means, as the context may require, a pledge, encumbrance, lien, mortgage, hypothecation, or similar disposition (other than a Transfer) with respect to the applicable property in connection with the granting of a lien or security interest to secure an obligation of the pledgor.

“Prime Rate” means the rate of interest per annum stated from time to time in The Wall Street Journal (or any successor publication thereto) as the base rate on corporate loans for at least seventy-five percent (75%) of the thirty (30) largest banks in the United States.

“Pro Rata” means the ratio determined by dividing the number of Units of Members to whom a particular provision of this Agreement is stated to apply by the aggregate of the number of Units of all Members to whom that provision is stated to apply.

“Profits” means, for each Fiscal Year, the income and gains of the Company determined in accordance with accounting principles consistently applied from year to year employed under the Company’s method of accounting and as reported, separately or in the aggregate, as appropriate, on the Company’s information tax return filed for federal income tax purposes, plus any income described in Code Section 705(a)(1)(B).

“Property” means all of the assets of the Company.

“Proposed Transfer” has the meaning set forth in Section 3.5.

“Purchase Agreement” means that certain Contribution and Sale Agreement, dated as of the Effective Date, by and among the Company, the Members, Eclipse Land Company LLC and Eclipse Midstream LP, a Texas limited partnership.

“Regulatory Allocations” has the meaning set forth in Section 7.2(f).

“Remaining Units” has the meaning set forth in Section 3.4(b).

“Restricted Area” means the area described on Exhibit B attached hereto and made a part hereof by this reference.

“Right of First Refusal” has the meaning set forth in Section 3.4.

“Salt Water Disposal Services and Interconnect Agreement” means the Salt Water Disposal Services and Interconnect Agreement, dated of even date herewith, between the Company and NGL Permian, relating to disposal services for flowback and produced water transported in one or more pipelines operated by the Company.

“Seller” has the meaning set forth in Section 3.4.

“Substitute Member” has the meaning set forth in Section 3.7.

“Tag-Along Notice” has the meaning set forth in Section 3.5.

“Tag-Along Notice Period” has the meaning set forth in Section 3.5.

“Tag-Along Right” has the meaning set forth in Section 3.5.

“Tax Matters Partner” has the meaning set forth in Section 8.5

“TBOC” means the Texas Limited Liability Company Law, Title 3 of the Texas Business Organizations Code, as the same may be amended from time to time.

“Third-Party Purchaser” means any Person who is not a Permitted Transferee of such Member.

“Transfer,” or derivations thereof, of an interest means, as a noun, the transfer, sale, assignment, exchange or other disposition (excluding a Pledge) of a Membership Interest, or any part thereof, directly or indirectly, and as a verb, voluntarily to transfer, sell, assign, exchange, or otherwise dispose of (other than pursuant to a Pledge); provided, however, that the transfer to or the receiving by any Person of a direct or indirect interest in NGP XI US Holdings, L.P., a Delaware limited partnership, shall not constitute a receipt of a direct or indirect interest in the Company or otherwise constitute a “Transfer” of an interest for purposes of this Agreement.  For the avoidance of doubt, for purposes of this Agreement, the term “Transfer” shall include any foreclosure or similar action taken by a lender or other party exercising its rights with respect to a Pledge of any Units in accordance with the terms of this Agreement.

“Transfer Amount” means the proposed price for the purchase of Offered Units, being equal to the amount of the monetary consideration, if any, plus the Fair Market Value of the other consideration.  If the Offered Units are proposed to be Transferred by gift or otherwise without consideration to the Seller, the Transfer Amount shall be equal to the Fair Market Value.

“Transfer Notice” shall mean a written notice pursuant to Section 3.4 stating the number of Offered Units (or portion thereof) that are subject to such proposed Transfer, the identity of the proposed transferee, and the other terms and conditions of such proposed Transfer, including the Transfer Amount for any proposed Transfer.

“Transfer Notice Date” has the meaning set forth in Section 3.4.

“Transferor” has the meaning set forth in Section 3.5.

“Transferring Member” has the meaning set forth in Section 3.3(b).

“Transportation and Disposal Fee” has the meaning set forth in Section 3.17(a)(i).

“Units” means equal units of economic interest of all Members, and all rights and liabilities associated therewith, at any particular time, including, without limitation, rights to distributions (liquidating or otherwise) and allocations.

1.2.                            Other Definitional Provisions.  All terms used in this Agreement that are not defined in this Article 1 have the meanings contained elsewhere in this Agreement.  Defined terms used herein in the singular shall import the plural and vice versa.

ARTICLE 2

FORMATION

2.1.                            Name and Formation.  The name of the Company is “NGL Water Pipelines, LLC.” All business of the Company must be conducted in that name or in one or more other names that comply with applicable law and that are selected by the Managers from time to time.  The Company was formed as a limited liability company upon the issuance of the Certificate to the Company from the Secretary of State of the State of Texas pursuant to the TBOC.

2.2.                            Principal Place of Business.  The principal office and place of business of the Company are set forth on Exhibit A.  The Company may locate its place of business and principal office at any other place or places as the Managers may from time to time deem necessary or advisable.

2.3.                            Registered Office and Agent.  The registered office and registered agent of the Company shall be the registered office and registered agent named in the Certificate and set forth on Exhibit A.  The Company may change the registered office and registered agent as the Managers may from time to time deem necessary or advisable.

2.4.                            Duration.  The period of duration of the Company is perpetual from the date its Certificate was filed with the Secretary of State of the State of Texas, unless the Company is earlier terminated in accordance with either the provisions of this Agreement or the TBOC.

2.5.                            Purposes and Powers.  The purpose for which the Company is organized is to transact any or all lawful business related to the purchase, construction, ownership, maintenance, operation, and sale of water pipelines, for which limited liability companies may be organized under the TBOC.  The Company shall have any and all powers that are necessary or desirable to carry out the purposes and business of the Company, to the extent the same may be legally exercised by limited liability companies under the TBOC.  The Company shall carry out the foregoing activities pursuant to the arrangements set forth in the Certificate and this Agreement.

2.6.                            Foreign Qualification.  The Managers shall cause the Company to comply, to the extent legally possible, with all requirements necessary to qualify the Company as a foreign limited liability company in each jurisdiction in which the Company conducts business.  To the extent required by law or as the Managers determine is otherwise advisable, the Managers shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all jurisdictions in which the Company conducts business.

2.7.                            No State-Law Partnership.  Each Manager and Member intends that (i) the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, (ii) no Member or Manager be a partner or joint venturer of any other Member or Manager, for any purposes other than federal and, in certain cases, state tax purposes, and (iii) this Agreement may not be construed to suggest otherwise.  This Section 2.7 does not prohibit a Member or Manager, in its individual or independent capacity, from being associated with another Member or Manager in another Person.

ARTICLE 3

MEMBERSHIP

3.1.                            Members.  The Members are set forth on Exhibit A.

3.2.                            Additional Members.  Additional Persons may be admitted to the Company as Members on the terms and conditions as determined with the Approval of the Members.  The provisions of this Section 3.2 shall not apply to Transfers or Pledges of Membership Interests.

3.3.                            Transfer and Pledge Restriction.

(a)                                 Transfers.  Notwithstanding any other provision of this Agreement, no Member may Transfer or Pledge in any manner whatsoever all or any part of its Units unless (i) either (A) with respect to a Transfer, such Member has obtained the Approval of the Members, has fully complied with the provisions of Section 3.4, Section 3.5, and Section 3.6, as applicable, for that Transfer, or is Transferring its Units to a Permitted Transferee or (B) with respect to a Pledge, such Pledge has been Approved by the Members, (ii) after giving effect thereto, such Transfer or Pledge would not cause the Company to be classified as other than a partnership for

U.S.  federal income tax purposes, and (iii) such Transfer or Pledge would not result in a violation of applicable law, including U.S.  federal or state securities laws, or any term or condition of this Agreement.

(b)                                 Power of Attorney.  Each Member that Transfers its Units pursuant to Section 3.4, Section 3.5, or Section 3.6 (the “Transferring Member”), by execution of this Agreement or any counterpart thereof, does hereby irrevocably nominate, constitute, and appoint each Manager as its true and lawful attorney-in-fact, with full power and authority, in the Transferring Member’s name, place and stead to make, execute, acknowledge, swear to, deliver, file, and record any or all of the documents or instruments necessary to Transfer that Transferring Member’s Units, and to give notice to creditors and others dealing with the Company of the termination of the Transferring Member’s interest in the Company and to publish notice of the termination of the Transferring Member’s interest in the Company, all in the event the Transferring Member fails or refuses promptly to do so.  The foregoing power of attorney, being coupled with an interest, is hereby declared irrevocable and shall survive the death, dissolution, disability, or Bankruptcy of the Transferring Member.

(c)                                  Purported Transfers.  Any purported Transfer by a Member or any Assignee of a Member of any Units that is not in compliance with this Agreement is hereby declared to be null and void and of no force or effect whatsoever.

3.4.                            Right of First Refusal.  Each time a Member (the “Seller”) desires to make any Transfer of all or any portion of his or its Units (other than to a Permitted Transferee), such Seller must comply with the provisions of this Section 3.4.  The Seller shall inform the Managers and the Members (other than the Seller) (the “Other Members”) by delivering a Transfer Notice.  The date upon which such Transfer Notice is received being the “Transfer Notice Date.” If the Transfer Amount is determined by appraisal, then for the remainder of this Section 3.4 the “Transfer Notice Date” shall be the date of the final determination of the Transfer Amount by the appraiser.  By giving the Transfer Notice, the Seller shall be deemed to have granted to the Company and the Other Members an option (“Right of First Refusal”) to purchase the Offered Units for the price and upon the terms set forth in this Section 3.4, as follows:

(a)                                 Within thirty (30) days following the Transfer Notice Date, the Managers (on the Company’s behalf) shall notify the Other Members of the number of Offered Units with respect to which the Company elects to exercise the Right of First Refusal and purchase in accordance with this Section 3.4.

(b)                                 If the Company notifies the Other Members that it will exercise its option to purchase none or less than all of the Offered Units, each of the Other Members shall have until the forty-fifth (45th) day following the Transfer Notice Date within which to notify the Company of such Member’s election to purchase such Member’s Pro Rata portion of the remaining Offered Units.  If any of the Other Members elect to purchase none or less than all of its Pro Rata portion of the remaining Offered Units (the remaining Offered Units that such Member elects not to purchase being called “Remaining Units”), the Company shall, within fifty (50) days of the Transfer Notice Date, notify the Other Members of such election and each of the Other Members, Pro Rata or as they may otherwise agree, may elect, by notifying the Company in writing within sixty (60) days of the Transfer Notice Date to purchase such Remaining Units.

Any Member notifying the Company of its desire to purchase any of the Offered Units shall be obligated to do so unless the last sentence of subsection (e) herein applies.

(c)                                  Upon determination of the number of Offered Units to be purchased by the Company and/or the Members, the Company, on its behalf and on behalf of the Members who are purchasing Offered Units, shall give notice of exercise to the Seller within sixty-five (65) days of the Transfer Notice Date.

(d)                                 If the Company and/or the Members do not elect to purchase all of the Offered Units within the period provided, then (i) all of such remaining Offered Units may be disposed of by the Seller to the prospective transferee named in the Transfer Notice and (ii) to the extent applicable, the Seller may elect to exercise the Drag-Along Right in Section 3.6, for the price and on the terms and conditions set forth in the Transfer Notice, at any time within one hundred and twenty (120) days after the Transfer Notice Date, provided each transferee shall, prior to a Transfer to such transferee, execute and deliver to the Company a valid and binding agreement to the effect that any Units so Transferred shall continue to be subject to all of the provisions of this Agreement.  Any Units not so disposed of within such one hundred and twenty (120) day period shall also remain subject to all of the provisions of this Agreement.

(e)                                  Notwithstanding any other provision of this Agreement, in no event shall any Seller be required to sell any of the Offered Units to the Company and/or the Members unless, within the period provided, the Seller has been notified by the Company and/or the Members that all the Offered Units will be purchased by the Company, the Members or both.  If the Company and/or the Members do not elect to purchase all the Offered Units, then neither the Company nor the Members shall have any obligation to purchase any of the Offered Units, and the Right of First Refusal shall be deemed to have been declined.

(f)                                   No Assignee shall be admitted as a Substitute Member except as provided in the provisions of Section 3.7.

(g)                                  The Company and the Managers shall be entitled to treat the record owner (on the books of the Company) of any Membership Interest as the absolute owner thereof in all respects, and shall incur no liability for distributions of cash or other property made in good faith to such owner until such time as a written instrument of assignment of such Membership Interests has been received and accepted by the Managers and recorded on the books of the Company.

(h)                                 For the avoidance of doubt, the Tag-Along Rights set forth in Section 3.5 shall only apply if (i) the Company and/or the Other Members have not exercised their Right of First Refusal pursuant to this Section 3.4 and (ii) the Seller has not elected to exercise the Drag-Along Right pursuant to Section 3.6.

3.5.                            Tag-Along Right.  In addition to the requirements set forth in Section 3.3(a) and subject to the Right of First Refusal and the Drag-Along Right (to the extent applicable), if any Member acting individually, or any group of Members acting jointly (individually or jointly, the “Transferor”), proposes to Transfer at least fifty percent (50%) of the outstanding Units of the Company to a Third-Party Purchaser, then the Transferor shall offer the other Members the right to include in his Transfer to the Third-Party Purchaser a Pro Rata portion of the other Members’ Units (based on the proportion that the transferred portion of the Transferor’s Units bears to the Transferor’s total number of Units) on the same terms and conditions as the Transferor (a “Tag-Along Right”).  Prior to the consummation of any proposed Transfer described in this Section 3.5 (a “Proposed Transfer”), the Transferor shall offer to the other Members the right to be included in the Proposed Transfer by sending written notice (the “Tag-Along Notice”) to the other Members, which notice shall (i) state the portion of the Transferor’s Units to be sold, (ii) state the proposed purchase price per Unit and all other material terms and conditions of such sale (including the identity of the Third-Party Purchaser), and (iii) be accompanied by the written Transfer agreement between the Transferor and that Third-Party Purchaser.  That Tag-Along Right shall be exercisable by written notice to the Transferor with copies to the Company given within ten (10) Business Days after receipt of the Tag-Along Notice (the “Tag-Along Notice Period”).  Failure by a Member to respond within the Tag-Along Notice Period shall be regarded as a rejection of the offer made pursuant to the Tag-Along Notice and a decline by the Member of its rights under this Section 3.5.  If a Member elects to participate in the Proposed Transfer, such Member shall be obligated to sell its Pro Rata portion of its Units for a purchase price equal to the purchase price per Unit described in the Tag-Along Notice and upon the other terms and conditions of such transaction (and otherwise take all reasonably necessary action to cause consummation of the proposed transaction, including voting such Units in favor of such transaction and becoming a party to the transfer agreement).

3.6.                            Drag-Along Right.  In addition to the requirements set forth in Section 3.3(a), but subject to the Right of First Refusal set forth in Section 3.4, if any Member acting individually, or any group of Members acting jointly (individually or jointly, the “Drag-Along Transferor”), proposes to Transfer at least fifty percent (50%) of the outstanding Units of the Company to a Third-Party Purchaser, then the Transferor shall have the right (assuming that neither the Company nor the Other Members have exercised the Right of First Refusal) to require the other Members to include in such Transfer to the Third-Party Purchaser a Pro Rata portion of the other Members’ Units (based on the proportion that the transferred portion of the Transferor’s Units bears to the Transferor’s total number of Units) on the same terms and conditions as the Transferor (a “Drag-Along Right”).  The Drag-Along Right shall be exercisable by giving written notice to the other Members with copies to the Company (the “Drag-Along Notice”) given within thirty (30) Business Days prior to the Proposed Transfer (the “Drag-Along Notice Period”), which notice shall (i) state the portion of the Transferor’s Units to be sold, (ii) state the proposed purchase price per Unit and all other material terms and conditions of such sale (including the identity of the Third-Party Purchaser), and (iii) be accompanied by the written Transfer agreement between the Transferor and that Third-Party Purchaser.  Upon Transferor’s exercise of the Drag-Along Right by giving the Drag-Along Notice, such other Members shall be obligated to sell their respective Pro Rata portion of their Units for a purchase price equal to the purchase price per Unit described in the Drag-Along Notice and upon the other terms and conditions of such transaction (and otherwise take all reasonably necessary action to cause consummation of the proposed transaction, including voting such Units in favor of such transaction and becoming a party to the transfer agreement).

3.7.                            Substitute Member.  No Assignee shall have the right to become a substitute Member (a “Substitute Member”) upon Transfer of any Units to it unless all the following conditions are satisfied:

(a)                                 The Member and the Assignee shall have executed and acknowledged such other instruments and taken such other action as the Managers shall deem reasonably necessary or desirable to effect such substitution, including, without limitation, the execution by the Assignee of a subscription agreement and an appropriate amendment to this Agreement;

(b)                                 The conditions set forth in Section 3.3(a) shall have been satisfied, and, if requested by the Managers, the Member or the Assignee shall have obtained an opinion of counsel satisfactory to the Managers; and

(c)                                  The Member or the Assignee shall have paid to the Company such amount of money as is sufficient to cover all expenses incurred by or on behalf of the Company in connection with such substitution.

3.8.                            Assignee’s Rights.

(a)                                 Unless an Assignee becomes a Substitute Member in accordance with the provisions of Section 3.7, it shall not be entitled to any of the rights (including voting rights) granted to a Member hereunder or under the TBOC, other than the right to receive the share of distributions and any other items attributable to a Member’s Units to which its assignor would otherwise be entitled.

(b)                                 Any Member that Transfers all of its Units shall cease to be a Member.

3.9.                            Tax Matters.  On the Transfer of all or part of any Units, at the request of the Assignee of the Units, the Managers may cause the Company to elect, pursuant to Code Section 754 to adjust the tax basis of the properties of the Company as provided by Code Sections 734 and 743.

3.10.                     Information.  In addition to the other rights specifically set forth in this Agreement, each Member is entitled to all information to which that Member is entitled to have access pursuant to the TBOC, under the circumstances therein stated.

3.11.                     Lack of Authority.  No Member (unless that Member is also a Manager or an officer and is acting in that capacity pursuant hereto) has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to incur any expenditures on behalf of the Company.

3.12.                     Liability to Third Parties.  No Member or Manager is liable for the debts, obligations, or liabilities of the Company, including under a judgment, decree or order of a court.

3.13.                     Withdrawal.  No Member has the right to withdraw from the Company as a Member without the unanimous consent of all Members to permit that withdrawal.

3.14.                     Compensation.  No compensation shall be paid by the Company to any Person in his capacity as a Member.  This Section 3.14 shall not be construed to preclude any Member from receiving distributions from Distributable Cash.

3.15.                     Certificates.  Certificates in the form determined by the Managers may be delivered representing all Membership Interests to which Members are entitled.  If issued, such certificates shall be consecutively numbered, and shall be entered in the books of the Company as they are issued.  Each certificate shall state on the face thereof the holder’s name, the Membership Interest represented thereby and such other matters as may be required by applicable laws.  Each such certificate shall be signed by at least one (1) Manager and may be sealed with the seal of the Company or a facsimile thereof if adopted.  The signature of the Managers upon the certificates may be a facsimile.  Subject to Section 3.3, upon surrender to the Company or the transfer agent of the Company of a certificate for Membership Interests duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Company to issue a new certificate to the Person entitled thereto, cancel the old certificate and record the transaction upon its books and records.

3.16.                     Confidentiality, Non-Competition, Non-Solicitation and Non-Recruitment.

For purposes of this Section 3.16, “Member” shall mean each Member and each Affiliate and owner of such Member, except that, with respect to Black Mountain Water Pipelines LLC, Section 3.16 and any other section of this Agreement applicable by virtue of Section 3.16 shall not apply to NGP XI US Holdings, L.P., a Delaware limited partnership, its Affiliates (other than NGP BMH) or any entity in which NGP XI US Holdings, L.P or any of its Affiliates directly or indirectly holds an ownership interest (other than NGP BMH and its direct and indirect subsidiaries).

(a)                                 Confidential Information.  The Company (which for the purposes of this Section 3.16 shall mean the Company and each of its subsidiaries) agrees to provide each Member certain Confidential Information to which that Member has not previously had access.  In exchange, such Member shall not, during the period of participation in the Company under this Agreement or at any time thereafter, disclose to anyone, including, without limitation, any Person, or publish, or use for any purpose, any Confidential Information, except as: (i) required in the ordinary course of the Company’s business or the Member’s work for the Company; (ii) compelled by law (but the Member must notify the other Members promptly of any request for that information, before disclosing it, if legal and practicable); (iii) directed and authorized in writing by the Company; or (iv) for disclosure to attorneys, advisers or representatives of the Member or Persons to whom that Member’s Membership Interest may be Transferred as permitted by this Agreement, but only if the recipients have agreed to be bound by the provisions of this Section 3.16.  Upon the termination of the Member’s participation in the Company, for any reason, the Member shall immediately return and deliver to the Company any and all papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, belonging to any Applicable Entity, containing Confidential Information, or relating to the business of an Applicable Entity, which are in the Member’s possession, whether prepared by that Member or others.  If at any time after termination of the Member’s participation in the Company, for any reason, the Member determines that the Member has any Confidential Information in the Member’s possession or control, the Member shall immediately return to the Company all such Confidential Information in the Member’s possession or control, including all copies and portions thereof.

(b)                                 The Restrictive Covenants.  Each Member recognizes and agrees that: (i) the Applicable Entities have devoted a considerable amount of time, effort, and expense to develop their Confidential Information and business goodwill; (ii) the Confidential Information and the Company’s business goodwill are valuable assets to the Company; and (iii) any unauthorized use or disclosure of the Company’s Confidential Information would cause harm to the Company for which there is no adequate remedy at law, including damage to the Company’s business goodwill.  Accordingly, and except as expressly provided otherwise herein, each Member agrees that to protect the Company’s Confidential Information and business goodwill, it is necessary to enter into the following restrictive covenants:

The Member, individually and as a principal, partner, stockholder, manager, agent, consultant, contractor, employee, lender, investor, director and officer of any corporation or association, and in each and every other manner or capacity whatsoever, agrees that during the period in which the Member is a Member in the Company and two and one-half (2 1/2) years following the date on which the Member has ceased to hold Membership Interests in the Company for any reason (the “Non-Competition Period”), the Member shall not, whether directly or indirectly, without the Approval of the Members:

(i)                                     Non-Solicitation.  Solicit business, attempt to solicit business, or accept business from any of the Applicable Entities’ clients, customers, prospective or potential clients or customers, or those individuals or entities that any of the Applicable Entities did business with during the twenty-four (24)-month period preceding the date on which the Member ceased to hold a Membership Interest in the Company or with whom the Member solicited or dealt with, in any capacity, during the twenty-four (24)-month period preceding the date on which the Member ceased to hold a Membership Interest in the Company, provided that, this restriction applies only to business that is within the scope of the Company’s business purpose and only to the extent that such business is or was conducted within the Restricted Area.

(ii)                                  Non-Recruitment.  Hire, solicit for employment, induce or encourage to leave the employment of any of the Applicable Entities or otherwise cease employment with any of the Applicable Entities, any past or present employee of any of the Applicable Entities working in the Restricted Area; or solicit or encourage any supplier, contractor, partner or investor of the Applicable Entities to terminate, limit or otherwise alter its relationship with the Applicable Entities with respect to their activities in the Restricted Area.

(iii)                               Non-Competition.  Become employed by, invest in, consult for, manage, finance, advise, endorse, perform services, establish, or otherwise engage in any capacity with a Competing Business in the Restricted Area.  Notwithstanding the foregoing, (A) the Member may own, as part of a mutual fund or other aggregated securities product (but not direct ownership), solely as an investment, securities of any business traded on any national securities exchange or NASDAQ, provided that the Member does not own more than three percent (3%) of such business, and (B) it may become employed by, invest in, consult for, manage, finance, advise, endorse, perform services, establish, or otherwise engage in any capacity with a Competing Business in the Restricted Area to the extent allowed pursuant to Section 3.16.

(c)                                  Remedies.  Each Member acknowledges that the restrictions contained in this Section 3.16, in view of the nature of the Company’s business, are reasonable and necessary to protect legitimate business interests and business goodwill and that any violation of this Agreement would result in injury.  In the event of a breach by the Member of any provision of this Section 3.16 or should all or any part or application of Section 3.16(b) be held or found invalid or unenforceable for any reason, the Company shall be entitled to take the following actions against that Member:

(i)                                     Temporary Restraining Order and Injunctive Relief.  A temporary restraining order and injunctive relief (without necessity of posting bond) restraining the Member from the commission of any breach of this Section 3.16 and to recover the Company’s attorneys’ fees, costs and expenses related to the breach.

(ii)                                  Damages, Attorneys’ Fees and Costs.  The Company shall also be allowed to recover the Company’s attorneys’ fees, costs and expenses, as allowed by law, related to any breach or threatened breach of this Agreement, as well as all other damages, allowed by law, arising from the Member’s breach or threatened breach of this Section 3.16.

The existence of any claim or cause of action by any Member against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictive covenants contained in this Section 3.16.

(d)                                 Reformation.  Each Member and the Company agree that all of the covenants contained in this Section 3.16 shall survive the termination or expiration of this Agreement, and agree further that in the event any of the covenants contained in this Section 3.16 shall be held by any court to be effective in any particular area or jurisdiction only if said covenant is modified to limit its duration or scope, then, at the sole option of the Manager, the provisions of Section 3.16(c)(i) may be deemed to have been triggered, and the rights, liabilities, and obligations set forth therein shall apply.  In the event the Company does not elect to trigger application of Section 3.16(c)(i), then the court shall have such authority to so reform the covenant and the parties hereto shall consider such covenant(s) and/or other provisions of this Section 3.16 to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of any such court and, as to all other jurisdictions, the covenants contained herein shall remain in full force and effect as originally written.

(e)                                  Tolling.  If a Member violates any of the restrictions contained in this Section 3.16, the Non-Competition Period will be suspended and will not run in favor of the Member until such time that the Member cures the violation to the satisfaction of the Manager.

(f)                                   Notice.  If a Member, in the future, seeks or is offered employment in a Competing Business, or any other position or capacity with another company or entity in a Competing Business, the Member agrees to inform each new employer or entity, before accepting employment, of the existence of the restrictions in this Section 3.16.  Further, before taking any employment position with any Person during the Non-Competition Period, the Member agrees to give prior written notice to the Company of the name of such Person.  The Company shall be entitled to advise such Person of the provisions of Section 3.16 and to otherwise deal with such Person to ensure that the provisions of Section 3.16 are enforced and duly discharged.

3.17.                     Company Opportunities.  During the term of this Agreement, each Member shall present any Company Opportunity that comes to the attention of such Member or such Member’s Affiliates or owners (the “Originating Member”) to the Company for consideration by the Company and the other Members before pursuing that opportunity; provided that this Section 3.17 shall not apply to NGP, its Affiliates or any entity in which NGP or any of its Affiliates directly or indirectly holds an ownership interest (other than NGP Black Mtn.  Holdings, L.L.C.  and its direct and indirect subsidiaries).

(a)                                 If such Company Opportunity is Approved by the Members, then the Originating Member shall not pursue that opportunity for itself or for anyone other than the Company (as directed by the Managers with the Approval of the Members), and the Company instead shall be entitled to pursue such opportunity, subject to the terms set forth in subparagraphs (i) and (ii) below.

(i)                                     If the Company Opportunity involves the transportation of water to any disposal facility owned by NGL Permian or any of its Affiliates, with transportation and disposal services to be billed under a single contract, (1) NGL Permian shall be a party to any customer contract entered into with respect to such Company Opportunity and shall be responsible for, on behalf of itself and the Company, invoicing the relevant customer and collecting revenue as a water pipeline tariff and disposal fee for every Barrel of water transported and disposed of pursuant to such customer contract (the “Transportation and Disposal Fee”) and (2) NGL Permian shall share such Transportation and Disposal Fee with the Company as follows:

(A)                               NGL Permian shall pay the Company one-third (1/3) of the first $0.75 per applicable Barrel of the Transportation and Disposal Fee and NGL Permian shall retain two-thirds (2/3) of the first $0.75 per Barrel of the Transportation and Disposal Fee;

(B)                               NGL Permian shall pay the Company one-half (50%) of the next $0.30 per applicable Barrel, in straight-line increments thereof, of the Transportation and Disposal Fee and NGL Permian shall retain the other one-half (50%) of the Transportation and Disposal Fee;

(C)                               NGL Permian shall pay the Company all of the Transportation and Disposal Fee in excess of $1.05 per applicable Barrel and NGL Permian shall retain none of the Transportation and Disposal Fee in excess of $1.05 per applicable Barrel;

provided, however, that at no time shall NGL Permian receive less than $0.50 per applicable Barrel or more than $0.65 per applicable Barrel of a Transportation and Disposal Fee unless otherwise mutually agreed by the Company and NGL Permian in writing.

(ii)                                  With respect to any Company Opportunity other than a Company Opportunity that involves the transportation of water to a disposal facility owned by NGL Permian or any of its Affiliates (with transportation and disposal services to be billed under a single contract), the Company shall be a party to any customer contract(s) entered into with respect to such Company Opportunity and NGL Permian shall have no responsibilities or rights with respect to invoicing customers and/or collecting any tariffs or fees.

(b)                                 If it is determined that the Company shall not pursue such Company Opportunity but one or more Members desire to pursue the Company Opportunity (each a “Participating Member”), the Participating Members may pursue such Company Opportunity outside of the Company, Pro Rata or as they may otherwise agree, on the same terms and conditions presented to the Company and the Members without violating Section 3.16(b)(iii).

(c)                                  If it is determined that the Company shall not pursue such Company Opportunity and none of the Members want to pursue the Company Opportunity, the Originating Member shall be entitled to pursue such Company Opportunity outside of the Company on the same terms and conditions presented to the Company and the Members without violating Section 3.16(b)(iii).

ARTICLE 4

MEETINGS OF MEMBERS

4.1.                            Place.  All meetings of the Members shall be held at the principal office of the Company or at such other place within or without the State of Texas as may be determined by the Managers and set forth in the respective notice or waivers of notice of such meeting.

4.2.                            Annual Meetings.  The annual meeting of the Members for the election of Managers and the transaction of such other business as may properly come before the meeting shall be held at such time and date as shall be designated by the Managers from time to time and stated in the notice of the meeting.  Such annual meeting shall be called in the same manner as provided in this Agreement for special meetings of the Members, except that the purposes of such meeting must be enumerated in the notice of such meeting only to the extent required by law in the case of annual meetings.

4.3.                            Special Meetings.  Special meetings of the Members may be called by the Managers or by the holders of not less than twenty-five percent (25%) of all the Units.  Business transacted at all special meetings shall be confined to the purposes stated in the notice.

4.4.                            Notice.  Written or printed notice stating the place, day and hour of the meeting and, in the case of special meetings, the purpose or purposes for which the meeting is called, shall be delivered not less than seven (7) nor more than sixty (60) days before the date of the meeting, by or at the direction of the Managers or Person calling the meeting, to each Member of record entitled to vote at such meeting.

4.5.                            Quorum.  The Members holding at least eighty percent (80%) of the Units shall constitute a quorum at all meetings of the Members, except as otherwise provided by law.  Once a quorum is present at the meeting of the Members, the subsequent withdrawal from the meeting of any Member prior to adjournment or the refusal of any Member to vote shall not affect the presence of a quorum at the meeting.  If, however, such quorum shall not be present at any meeting of the Members, the Members entitled to vote at such meeting shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the holders of the requisite amount of Units shall be present or represented.  At any meeting of the Members at which a quorum is present, an action Approved by the Members shall be the act of the Members, unless the vote of a greater number is required by law or this Agreement.

4.6.                            General Voting Procedures.  Each outstanding Unit shall be entitled to one (1) vote on each matter submitted to a vote or for approval unless otherwise provided by law.  Except as otherwise identified herein, actions taken by Members shall require the consent of Members holding a simple majority of the outstanding Units.

Actions Requiring Approval of the Members.  The following actions require the Approval of the Members:

(a)                                 To decrease or increase the number of Managers;

(b)                                 To form or capitalize any subsidiary of the Company;

(c)                                  To borrow funds greater than $100,000 but less than $500,000 in the name of the Company or a subsidiary of the Company (other than Member Loans and third-party trade payables incurred in the ordinary course of business) and to approve any renewals, extensions, amendments, or modifications thereto, and to make loans to any Person;

(d)                                 To modify the compensation provisions of Section 3.14 or Section 5.12;

(e)                                  To designate a new Tax Matters Partner.; and

(f)                                   To take any other action requiring the Approval of the Members as set forth in this Agreement.

Actions Requiring the Unanimous Approval of Members.  The following actions shall require the unanimous approval of the Members:

(i)                                     To admit a new Member (other than the Members listed on Exhibit A) and/or issue additional Membership Interests in the Company;

(ii)                                  To require Members to make additional Capital Contributions pursuant to Section 6.1(b);

(iii)                               To subject all or any portion of the Company’s Property or the property of a subsidiary of the Company to any mortgage, lien, or other encumbrances (other than liens arising by operation of law);

(iv)                              To issue guarantees or other credit enhancements on behalf of the Company or a subsidiary of the Company with respect to the obligations of any other Person;

(v)                                 To enter into certain Affiliate transactions pursuant to Section 5.16;

(vi)                              To borrow funds equal to or greater than $500,000 in the name of the Company or a subsidiary of the Company (other than Member Loans and third-party trade payables incurred in the ordinary course of business) and to approve any renewals, extensions, amendments, or modifications thereto;

(vii)                           To cause the Company to sell, or dispose of, all or substantially all of its Property;

(viii)                        To merge or otherwise combine the Company with another Person or to enter into any reorganization or conversion of the Company;

(ix)                              To take any action that would make it impossible to carry on the ordinary business of the Company, including filing for bankruptcy protection;

(x)                                 To wind-up the Company;

(xi)                              To cause the Company to make an election to change is classification as a partnership for all federal and state tax purposes;

(xii)                           To amend the Salt Water Disposal Services and Interconnect Agreement; and (xii) To amend this Agreement or the Certificate.

4.7.                            List of Members Entitled to Vote.  The Managers shall make, at least ten (10) days before each meeting of Members, a complete list of the Members entitled to vote at such meeting, or any adjournment of such meeting, arranged in alphabetical order, with the address of and the Units held by each, which list, for a period of ten (10) days prior to such meeting, shall be kept on file at the registered office of the Company and shall be subject to inspection by any Member at any time during usual business hours.  Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to inspection of any Member during the whole time of the meeting.  However, failure to comply with the requirements of this Section 4.7 shall not affect the validity of any action taken at such meeting.

4.8.                            Registered Members.  The Company shall be entitled to treat the holder of record of any Units as the holder in fact of such Units for all purposes, and accordingly shall not be bound to recognize any equitable or other claim to or interest in such Units on the part of any other Person, whether or not it shall have express or other notice of such claim or interest, except as expressly provided by this Agreement or the laws of the State of Texas.

4.9.                            Actions Without a Meeting and Telephonic Meetings.  Notwithstanding any other provision contained in this Article 4, all actions of the Members provided for herein may be taken by written consent without a meeting, or any meeting thereof may be held by means of a telephone conference.  Any action that may be taken by the Members without a meeting shall be effective only if the written consent or consents are in writing, set forth the action so taken, and are signed by the holder or holders of Membership Interests constituting not less than the minimum amount of Units that would be necessary to take the action at a meeting at which the holders of all Membership Interests entitled to vote on the action were present and voted.

ARTICLE 5

RIGHTS AND DUTIES OF MANAGERS

5.1.                            Management.  The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under, its designated Manager or Managers.  In addition to the powers and authorities expressly conferred by this Agreement upon the Managers, the Managers may exercise all such powers of the Company and do all such lawful acts and things as are not directed or required to be exercised or done by the Members by the TBOC or this Agreement, including, but not limited to, contracting for or incurring debts, liabilities and other obligations on behalf of the Company.

5.2.                            Number and Qualifications.  The number of Managers shall not be less than one (1) nor more than three (3), as may be determined by the Members from time to time, but no decrease in the number of Managers shall have the effect of shortening the term of any incumbent Manager.  Managers need not be residents of the State of Texas.  The Managers in their discretion may elect a chairman of the Managers who shall preside at meetings of the Managers.

5.3.                            Election.  The initial Manager of the Company shall be NGL Permian.  Unless removed in accordance with this Agreement, the Manager shall hold office until resignation or until such Manager’s successor shall be elected and qualified.

5.4.                            Vacancy.  Any vacancy occurring for any reason in the number of Managers shall be filled by the Approval of the Members.  A Manager elected to fill a vacancy shall be elected for the unexpired term of the predecessor in office.

5.5.                            Removal.  At a meeting called expressly for such purpose, all or any lesser number of Managers may be removed at any time, with or without cause, by the Approval of the Members.

5.6.                            Place of Meetings.  All meetings of the Managers may be held either within or without the State of Texas.

5.7.                            Annual Meetings.  The annual meeting of Managers shall be held, without further notice, immediately following the annual meeting of Members, and at the same place, or at such other time and place as shall be fixed with the consent in writing of all the Managers.

5.8.                            Regular Meetings.  Regular meetings of the Managers may be held without notice at such time and place either within or without the State of Texas as shall from time to time be determined by the Managers.

5.9.                            Special Meetings.  Special meetings of the Managers may be called by any Manager on three (3) Business Days’ notice to each Manager.

5.10.                     Quorum.  At all meetings of the Managers, the presence of a Majority shall be necessary and sufficient to constitute a quorum for the transaction of business unless a greater number is required by law.  At a meeting at which a quorum is present, the act of a Majority shall be the act of the Managers, except as otherwise provided by law or this Agreement.  If a quorum shall not be present at any meeting of the Managers, the Managers present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

5.11.                     Attendance and Waiver of Notice.  Attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Managers need be specified in the notice or waiver of notice of such meeting.

5.12.                     Compensation.  Managers, as such, shall not receive any stated salary for their services, but shall receive such compensation for the general and administrative services dedicated to the Company in an amount not to exceed $5,000 per month.  In addition, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Managers, provided that nothing contained in this Agreement shall be construed to preclude any Manager from serving the Company in any other capacity and receiving compensation for such service.  The amount payable to the Manager under this Section shall be re-evaluated by the Members annually, and such amount may be changed only with the unanimous written approval of all Members.

5.13.                     Officers.  The Managers may, from time to time, designate one or more Persons to be officers of the Company.  No officer need be a Member or a Manager.  Any officers so designated shall have such authority and perform such duties as the Managers may, from time to time, delegate to them.  The Managers may assign titles to particular officers, including, without limitation, president, vice president, secretary, assistant secretary, treasurer, and assistant treasurer.  Each officer shall hold office until such Person’s successor shall be duly designated and shall qualify or until such Person’s death or until such Person shall resign or shall have been removed in the manner hereinafter provided.  Any number of offices may be held by the same Person.  The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Managers.  Any officer may be removed as such, either with or without cause, by the Managers whenever in the Managers’ judgment the best interests of the Company will be served thereby.  Any vacancy occurring in any office of the Company (other than Manager) may be filled by the Managers.

5.14.                     Indemnification.  The Managers and officers shall be indemnified and held harmless by the Company, but only to the extent that the Company’s assets are sufficient therefor, from and against all claims, liabilities, and expenses arising out of any management of Company affairs, but excluding those caused by the gross negligence or willful misconduct of the Manager or officer, as the case may be, subject to all limitations and requirements imposed by the TBOC.  The Company may advance expenses to the Managers and officers to defend any claim for which the Managers and officers shall be indemnified and held harmless by the Company.  These indemnification rights are in addition to any rights that the Managers and officers may have against third parties.  THE FOREGOING INDEMNIFICATION SPECIFICALLY INCLUDES THOSE CLAIMS THAT ARISE OUT OF THE INDEMNIFIED PARTY’S SOLE, JOINT OR CONTRIBUTORY NEGLIGENCE, BUT SPECIFICALLY EXCLUDES THOSE CLAIMS THAT ARISE OUT OF THE INDEMNIFIED PARTY’S WILLFUL MISCONDUCT, FRAUD OR GROSS NEGLIGENCE.  THE INDEMNIFIED PARTY WOULD NOT HAVE ENTERED THIS AGREEMENT IF NOT FOR THIS INDEMNIFICATION.

5.15.                     Actions Without a Meeting and Telephone Meetings.  Notwithstanding any provision contained in this Article 5, all actions of the Managers provided for herein may be taken by written consent without a meeting, or any meeting thereof may be held by means of a conference telephone.  Any such action that may be taken by the Managers without a meeting shall be effective only if the written consent or consents are in writing, set forth the action so taken, and are signed by the number of Managers constituting not less than the minimum amount of Managers that would be necessary to take such action at a meeting at which the Managers entitled to vote on the action were present and voted.

5.16.                     Transactions with Affiliates.  Except as otherwise provided in this Agreement, the Managers, on behalf of the Company, may not enter into any transaction, agreement, or contract with respect to the Company and/or the business and affairs of the Company, with any Person that is a Member, an Affiliate of any Member, an Affiliate of a Manager, and/or an Affiliate of the Company, unless such transaction, agreement, or contract, and any amendment thereto, is Approved by the Members; provided, however, that any amendment of the Salt Water Disposal Services and Interconnect Agreement shall require the unanimous approval of the Members pursuant to Section 4.6 hereof.  Under all circumstances, the terms to the Company of any such transaction, agreement, or contract involving the Company with any Member, any Affiliate of any Member, any Affiliate of a Manager, and any Affiliate of the Company, including the amount of fees to be paid by the Company to such Person, shall be competitive with the terms of similar transactions, agreements, or contracts obtained by persons in the same business as the Company in arms-length agreements with unrelated parties.

ARTICLE 6

CAPITALIZATION

6.1.                            Capital Contributions.

(a)                                 Each Member has contributed cash or property to the Company in the amount set forth as the Capital Contribution of such Member on the books and records of the Company, as currently set forth on Exhibit A.

(b)                                 If at any time the Managers determine that the Company has insufficient funds to carry out the purposes of the Company, the Managers may request that the Members make additional Capital Contributions; provided, however, that no Member shall be required to make an additional Capital Contribution.  In the event the Managers determine that additional Capital Contributions are required, and any Member declines to make such Pro Rata additional Capital Contributions, the other Members may make such additional Capital Contributions, and such non-participating Member shall be diluted Pro Rata to the extent of such additional Capital Contribution.  By way of example only, IF: (i) three Members each initially contributed $100,000 in capital in exchange for 33.33% of the outstanding Units; (ii) the Manager determined that an additional total Capital Contribution of $100,000 was required by the Members; and (iii) two Members each contributed an additional $50,000 and the third Member declined to contribute additional capital, THEN, following such additional Capital Contributions, the two contributing Members would each hold 37.5% of the outstanding Units, and the non-contributing Member would hold 25% of the outstanding Units.

(c)                                  No Member shall be paid interest on any Capital Contribution.

(d)                                 Upon receipt of the initial Capital Contribution of NGL Permian pursuant to the terms of the Purchase Agreement, the Company shall distribute to Safefill Pipeline LLC and Black Mountain Water Pipelines LLC cash in the amount of $6,284,300.93.  In addition, following release of all or any portion of the Escrow Amount or Holdback Payout Amount (each as defined in the Purchase Agreement), the Company shall distribute such amounts (if any) to Safefill Pipeline LLC and Black Mountain Water Pipelines LLC pursuant to the terms of the Purchase Agreement.  For federal income tax purposes, the Members agree to treat such distributions as having first been made to Eclipse Midstream LP, as reimbursement of preformation capital expenditures under Treasury Regulation Section 1.707-4(d), to the maximum extent allowable, incurred in connection with the pipeline, right-of-way and associated assets contributed to the Company by Eclipse Midstream LP.

6.2.                            Member Loans.  If the Managers determine that the Company has insufficient funds to carry out the purposes of the Company, and make a request for loans to provide such funds, the Members, Pro Rata or as they may otherwise agree, may make a loan or loans to the Company.  The amount of any such loan or advance (the “Member Loans”) shall not be deemed an increase in the Capital Contributions of the Member that makes such loan or entitle that lending Member to any increase in its Membership Interest.  Unless otherwise Approved by the Members, any Member Loan (i) shall bear interest at the lower of (A) the Prime Rate plus two percent (2.0%) per annum or (B) the Maximum Lawful Rate, which interest is payable on the first day of each month, (ii) shall have a term of three (3) years, and (iii) shall be recourse to the Company but not to any Member.

6.3.                            Capital Accounts.

(a)                                 A separate Capital Account shall be maintained for each Member in accordance with the requirements of Code Section 704(b) and the IRS Regulations promulgated thereunder.

(b)                                 In the event of a permitted sale or exchange of Units, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Units.

6.4.                            Withdrawal or Reduction of Capital Contributions.

(a)                                 No Member shall have the right to withdraw all or any part of his Capital Contribution or to receive any return on any portion of his Capital Contribution, except as may be otherwise specifically provided in this Agreement.  Under circumstances involving a return of any Capital Contribution, no Member shall have the right to receive property other than cash.

(b)                                 No Member shall have priority over any other Member, either as to the return of Capital Contributions or distributions; provided, however, that this subsection shall not apply to Member Loans (as distinguished from Capital Contributions) that a Member has made to the Company.

6.5.                            Units.  The Units of each Member are set forth opposite such Member’s respective name on Exhibit A.

6.6.                            Liability of Members.  No Member shall be liable for the debts, liabilities or obligations of the Company beyond such Person’s respective Capital Contribution.  Except as otherwise provided herein, no Member shall be required to contribute to the capital of, or to loan any funds to, the Company.

ARTICLE 7

ALLOCATIONS AND DISTRIBUTIONS

7.1.                            Allocations of Profits and Losses.  For each Fiscal Year (or portion thereof), after giving effect to the special allocations set forth in Section 7.2, Profits and Losses of the Company shall be allocated among the Members Pro Rata.  The Managers shall make the foregoing allocations as of the last day of each Fiscal Year; provided, however, that if during any Fiscal Year of the Company there is a change in any Member’s Membership Interest, the Managers shall make the foregoing allocations as of the date of each such change in a manner which takes into account the varying interests of the Members and in a manner the Managers reasonably deems appropriate.

7.2.                            Regulatory and Special Allocations.  Notwithstanding the provisions of Section 7.1:

(a)                                 If during any Fiscal Year of the Company there is a net increase in Company Minimum Gain attributable to a Member Nonrecourse Debt that gives rise to Member Nonrecourse Deductions, each Member bearing the economic risk of loss for such Member Nonrecourse Debt shall be allocated items of Company deductions and losses for such year (consisting first of cost recovery or depreciation deductions with respect to property that is subject to such Member Nonrecourse Debt and then, if necessary, a pro rata portion of the Company’s other items of deductions and losses, with any remainder being treated as an increase in Minimum Gain attributable to Member Nonrecourse Debt in the subsequent year) equal to such Member’s share of Member Nonrecourse Deductions, as determined in accordance with applicable IRS Regulations.

(b)                                 If for any Fiscal Year of the Company there is a net decrease in Minimum Gain attributable to Company Nonrecourse Liabilities, each Member shall be allocated items of Company income and gain for such year (consisting first of gain recognized from the disposition of Company property subject to one or more Company Nonrecourse Liabilities and then, if necessary, for subsequent years) equal to such Member’s share of such net decrease (except to the extent such Member’s share of such net decrease is caused by a change in debt structure with such Member commencing to bear the economic risk of loss as to all or part of any Company Nonrecourse Liability or by such Member contributing capital to the Company that the Company uses to repay a Company Nonrecourse Liability), as determined in accordance with applicable IRS Regulations.

(c)                                  If for any Fiscal Year there is a net decrease in Minimum Gain attributable to a Member Nonrecourse Debt, each Member shall be allocated items of Company income and gain for such year (consisting first of gain recognized from the disposition of Company property subject to Member Nonrecourse Debt, and then if necessary, a pro rata portion of the Company’s other items of income and gain, and if necessary, for subsequent years) equal to such Member’s share of such net decrease (except to the extent such Member’s share of such net decrease is caused by a change in debt structure or by the Company’s use of capital contributed by such Member to repay the Member’s Nonrecourse Debt) as determined in accordance with applicable IRS Regulations.

(d)                                 The Losses allocated pursuant to this Article 7 for any Fiscal Year shall not exceed the maximum amount of Losses that can be allocated to a Member without causing or increasing a deficit balance in the Member’s Adjusted Capital Account.  All Losses in excess of the limitations set forth in this Section 7.2(d) shall be allocated to Members with positive Adjusted Capital Account balances remaining at such time in proportion to such balances.

(e)                                  In the event that a Member unexpectedly receives any adjustment, allocation or distribution described in IRS Regulations Section 1.704-1(b)(2)(ii)(d)(4)-(6) that causes or increases a deficit balance in such Member’s Adjusted Capital Account, items of Company income and gain shall be allocated to that Member in an amount and manner sufficient to eliminate the deficit balance as quickly as possible.

(f)                                   The allocations set forth in subsections (a) through (e) of this Section 7.2 (collectively, the “Regulatory Allocations”) are intended to comply with certain requirements of the IRS Regulations.  It is the intent of the Members that, to the extent possible, all Regulatory Allocations that are made be offset either with other Regulatory Allocations or with special allocations pursuant to this Section 7.2(f).  Therefore, notwithstanding any other provisions of this Article (other than the Regulatory Allocations), the Managers shall make such offsetting special allocations in whatever manner determined appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to the remaining sections of this Article.

In accordance with Section 704(c) of the Code and the IRS Regulations thereunder, income and deductions with respect to any property contributed to the Company or revalued by the Company shall, solely for federal income tax purposes, be allocated among the Members in a manner to take into account any variation between the adjusted tax basis of such property to the Company and its fair market value at the time of contribution or revaluation.  In making such allocations, the Managers shall use such method or methods of allocation as they shall determine, in their sole discretion, to be reasonable, after taking into consideration the respective interests of the Members and in accord with applicable IRS Regulations; provided, however, that with respect to the initial contribution of the pipeline, right-of-way and related assets to the Company, the Company shall use the “traditional method” with respect to such assets.

7.3.                            Distributions of Distributable Cash.  The Managers shall determine whether the Company has Distributable Cash on a quarterly (or more frequent) basis.  Whenever the Managers determine that the Company has available Distributable Cash, the Company shall immediately make distributions of Distributable Cash or other property to the Members Pro Rata.  All amounts withheld pursuant to the Code or any provisions of state or local tax laws with respect to a Member shall be treated as amounts distributed to that Member pursuant to this Section 7.3.  Distributions of Company assets with respect to a Membership Interest shall be made only to the Persons who, according to the records of the Company, are the owners, on the actual date of distribution, of the Membership Interests with respect to which the distributions are made.  No liability shall result from making distributions in accordance with the provisions of the preceding sentence, whether or not any Member, any Manager or the Company has knowledge or notice of a Transfer or purported transfer of a Membership Interest.

7.4.                            Limitations Upon Distributions.  No distribution shall be declared and paid unless after the distribution is made, the assets of the Company are in excess of all liabilities of the Company (as determined in accordance with accounting principles applied on a consistent basis under the Company’s method of accounting), except liabilities to Members on account of their Capital Contributions.

ARTICLE 8

BOOKS AND ACCOUNTS

8.1.                            Accounting Principles.  Profits and Losses shall be determined in accordance with generally accepted accounting principles applied on a consistent basis under the Company’s method of accounting.

8.2.                            Records and Reports.  At the expense of the Company, the Managers shall maintain records and accounts of all operations and expenditures of the Company and submit annual reports regarding same to each Member.  At the request of any Member, but not more than annually, the Company shall conduct an audit at the expense of that Member.  At a minimum, the Company shall keep at its principal place of business the following records:

(a)                                 A current list that states: (i) the name and mailing address of each Member and (ii) the Units owned by each Member;

(b)                                 Copies of the federal, state, and local information or income tax returns for each of the Company’s six (6) most recent tax years (or such shorter period that the Company has been in existence);

(c)                                  A copy of the Certificate and this Agreement, all amendments or restatements thereof, and executed copies of any powers of attorney;

(d)                                 Correct and complete books and records of account of the Company; and

(e)                                  Any other books, records or documents required by this Agreement, the Certificate, the TBOC, or other applicable law.

8.3.                            Tax Returns and Other Elections.  The Members and Managers intend for the Company to be treated, for federal and, in certain cases, state and municipal income tax purposes, as a partnership, and no Member or Manager shall make any election to the contrary.  The Managers shall timely prepare, or cause the Accountant to timely prepare, all federal, state, and local income and other tax returns that the Company is required to file and shall furnish a copy of each Member’s IRS Form K-1 and any other information that any Member reasonably requests relating thereto, as soon as practicable after the end of the Fiscal Year.  All elections permitted to be made by the Company under federal or state laws shall be made by the Managers.

8.4.                            Combined or Consolidated Returns.  If Texas law requires a Member to include the income, receipts or related items of the Company in a Texas franchise tax combined group report or consolidated return filed by such Member (the “Including Member”), then the Including Member shall pay the Texas franchise tax due in connection with such combined group report or consolidated return and the Company shall promptly reimburse the Including Member the amount of such franchise tax (net of the federal income tax deduction obtained by the Including Member resulting from payment of such Texas franchise tax on behalf of the Company) that the Company would have been required to pay if the Company had filed a hypothetical “standalone” franchise tax report for such period (rather than as a member of the combined group).  In accordance with Section 8.4, tax administration and controversy matters with respect to any such taxes shall be handled by the Tax Matters Partner, and the Tax Matters Partner shall keep the other Members reasonably informed of developments, shall promptly deliver copies of any written communications with the tax authorities related to such issue, and shall provide the other Members with a reasonable opportunity to comment on any communication to the tax authorities related to such issue, taking into account any reasonable comments of such other Members.

8.5.                            Tax Matters Partner.

(a)                                 The Person identified as the “Tax Matters Partner” on Exhibit A is hereby designated to be the “tax matters partner” of the Company pursuant to Code Section 6231(a)(7) and shall serve in such capacity until a new Tax Matters Partner is designated with the Approval of the Members.  Any Member who is designated Tax Matters Partner shall take such action as may be necessary to cause each other Member to become a “notice partner” within the meaning of Code Section 6223.  Any Member who is designated Tax Matters Partner shall inform each other Member of all significant matters that may come to its attention in its capacity Tax Matters Partner by giving notice thereof on or before seven (7) days after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity.  Any Member who is designated Tax Matters Partner may not take any action contemplated by Code Sections 6222 through 6231 without the unanimous consent of the Members, but this sentence does not authorize any Person to take any action left to the determination of an individual Member under Code Sections 6222 through 6231.

(b)                                 With respect to tax years beginning after December 31, 2017, the partnership representative of the Company pursuant to Section 6223(a) of the Code shall be any person with a substantial presence in the United States designated by the Manager, and unanimously approved by the Members.  (Any person who is designated as the partnership representative is referred to herein as the “Partnership Representative”).  The Partnership Representative is authorized to take such actions and to execute and file all statements and forms on behalf of the Company which may be permitted or required by the applicable provisions of the Code or Treasury Regulations issued thereunder, The Partnership Representative shall have the sole authority to act on behalf of the Company under Subchapter C of Section 63 of the Code (relating to partnership audit proceedings) and in any tax proceedings brought by other taxing authorities, and the Company and all Members shall be bound by the actions taken by the Partnership Representative in such capacity.  If an audit results in an imputed underpayment by the Company as determined under Section 6225 of the Code, the Partnership Representative, with the unanimous approval of the Members, may make the election under Section 6226(a) of the Code within 45 days after the date of the notice of final partnership adjustment.  If such an election is made, the Company shall furnish to each Member for the year under audit a statement reflecting the Member’s share of the adjusted items as determined in the notice of final partnership adjustment, and each such Member shall take such adjustment into account as required under Section 6226(b) of the Code and shall be liable for any related interest, penalty, addition to tax, or additional amount.

8.6.                            Bank Accounts.  All funds of the Company shall be deposited in its name in an account maintained in an insured, commercial financial institution, as determined by the Managers.  The funds of the Company shall not be commingled with the funds of any other Person.  Checks may be drawn on the Company’s account or accounts only for the purposes of the Company and shall be signed by one or more of the Managers.

ARTICLE 9

WINDING-UP AND TERMINATION

9.1.                            Events Requiring Winding-up.

(a)                                 The Company shall be wound up upon the first to occur of the following:

(i)                                     On the election to dissolve the Company Approved by the Members;

(ii)                                  On the death, retirement, resignation, expulsion, legal incapacity, dissolution, or Bankruptcy of the last remaining Member;

(iii)                               The entry of a judicial decree requiring winding-up under the TBOC; or

(iv)                              The TBOC so requires and the requirement is not validly varied by the Certificate or this Agreement.

(b)                                 Nothing contained in this Section 9.1 is intended to permit a Member to cause the Company to wind-up at will (by retirement, resignation, withdrawal, or otherwise), or to exonerate a Member from liability to the Company and the remaining Members if it causes the Company to wind-up at will.  An unpermitted winding-up at will of the Company is in contravention of this Agreement for purposes of the TBOC.

9.2.                            Process of Winding-up.

(a)                                 On winding-up of the Company, the business and affairs of the Company shall terminate, the assets of the Company shall be liquidated, and the Company’s affairs shall be wound up under this Article 9.

(b)                                 The winding-up of the Company shall begin as of the day on which the event giving rise to the winding-up occurs, but the Company shall not terminate until (i) there has been a completion of the winding-up of the Company’s business and affairs and (ii) the Company’s assets have been distributed as provided in Section 9.3.

(c)                                  On winding-up of the Company, the Members who have not caused the winding-up may cause any part or all of the assets of the Company to be sold in the manner Approved by the Members (excluding Members who caused the winding-up), in an effort to obtain the best prices for the assets; provided, however, the Managers may distribute assets of the Company in kind to the Members to the extent practicable.

9.3.                            Distribution of Assets on Winding-up.  In settling accounts during winding-up, the assets of the Company shall be paid, reserved, or distributed in the following order:

(a)                                 First, amounts owed to creditors shall be paid to those creditors, in the order of priority as provided by law, except those to Members on account of their Capital Contributions;

(b)                                 Second, amounts necessary to establish, for a period not to exceed one (1) year after the date of dissolution, cash reserves that the Managers deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company shall be held as reserves by the Company; and

(c)                                  Third, any remainder shall be distributed to the Members Pro Rata.

Distributions pursuant to this Section 9.3 may be made to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying contingent or unforeseen liabilities or obligations of the Company.  The assets of any such trust shall be distributed to the Members from time to time, subject to the Approval of the Members, in the same proportions as the amounts distributed to the trust by the Company would otherwise have been distributed to the Members pursuant to this Agreement.

9.4.                            Distributions in Kind.  Assets of the Company may be distributed to the Members entitled thereto as tenants-in-common in the same proportions as the Members would have been entitled to cash distributions if the property had been sold for cash and the net proceeds distributed to the Members.  If distributions in kind are made to the Members on dissolution and winding up of the Company, the Capital Account balances of those Members shall be adjusted to reflect the Members’ allocable share of gain or loss that would have resulted if the distributed property had been sold at its fair market value.

9.5.                            Certificate of Termination.  When all liabilities and obligations of the Company have been paid or discharged, or adequate provision has been made therefor, and all of the remaining property and assets of the Company have been distributed to the Members according to their respective rights and interests, a Certificate of Termination shall be executed on behalf of the Company by one or more of the Managers or an authorized Member and shall be filed with the Office of the Secretary of State of the State of Texas, and the Managers and Members shall execute, acknowledge, and file any and all other instruments necessary or appropriate to reflect the completion of the winding-up and termination of the Company.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1.                     Notices.

(a)                                 Any notice, notification, demand, or request provided or permitted to be given under this Agreement must be in writing and shall have been deemed to have been properly given, unless explicitly stated otherwise, if sent by (i) FedEx or other comparable overnight courier, (ii) registered or certified mail, postage prepaid, return receipt requested, (iii) facsimile transmission during normal business hours to the place of business of the recipient, or (iv) electronic transmission during normal business hours to the electronic address of the recipient.

(b)                                 For purposes of all notices, the addresses and facsimile numbers of the Managers and the Members are set forth on Exhibit A.

(c)                                  All notices, notifications, demands, or requests so given shall be deemed given and received (i) if sent via FedEx or other comparable overnight courier, the next Business Day after being deposited with such carrier; (ii) if mailed, five (5) Business Days after being deposited in the mail; (iii) if sent via facsimile transmission, the next Business Day after being so transmitted; or (iv) if sent via electronic transmission, the next Business Day after being so transmitted.

10.2.                     Amendments.

(a)                                 Except as otherwise expressly set forth in this Agreement, this Agreement may be amended, supplemented, or restated only upon the Approval of the Members.  Notwithstanding the foregoing, this Agreement may be amended by the Managers without the consent of the Members to: (i) amend Exhibit A pursuant to this Agreement, and (ii) cure any ambiguity or correct or supplement any provision hereof that is incomplete or inconsistent with any other provision hereof or correct any printing, stenographic, or clerical error or omissions; provided, however, such amendment does not disproportionately adversely affect the distribution rights of any of the Members.

(b)                                 The Certificate may be amended, supplemented, or restated only upon the Approval of the Members.  Upon obtaining the approval of any amendment to the Certificate, the Managers shall cause a Certificate of Amendment in accordance with the TBOC to be prepared, and such Certificate of Amendment shall be executed by at least one (1) Manager and shall be filed in accordance with the TBOC.

10.3.                     Application of Texas Law.  This Agreement and the application or interpretation hereof, shall be governed exclusively by the laws of the State of Texas, and specifically the TBOC.

10.4.                     No Action for Partition.  No Member shall have any right to maintain any action for partition with respect to the Property.

10.5.                     Headings and Sections.  The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.  Unless the context requires otherwise, all references in this Agreement to Sections or Articles shall be deemed to mean and refer to Sections or Articles of this Agreement.

10.6.                     Number and Gender.  Where the context so indicates, the masculine shall include the feminine, the neuter shall include the masculine and feminine, and the singular shall include the plural.

10.7.                     Binding Effect.  Except as herein otherwise provided to the contrary, this Agreement shall be binding upon and inure to the benefit of the Members, their distributees, heirs, legal representatives, executors, administrators, successors, and assigns.

10.8.                     No Third-Party Beneficiary.  This Agreement is made solely and specifically between and for the benefit of the parties hereto and their respective successors and assigns, subject to the expressed provisions hereof relating to successors and assigns.  No other Person has any rights, interest, or claims hereunder or is or will be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise unless specifically provided in this Agreement.

10.9.                     Sole and Absolute Discretion.  Except as otherwise provided in this Agreement, all actions that any Manager and/or Member may take and all determinations that any Manager and/or Member may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of that Manager and/or Member.

10.10.              Title to Company Property.  To the extent that Property is held in the name of a Member, the Property shall be deemed held by that Member as agent and nominee for and on behalf of the Company.  Any other property acquired by or standing in the name of any Member shall be conclusively presumed not to be Property, unless an instrument in writing, signed by such Member, shall specify to the contrary.

10.11.              Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, the legality, validity, and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be legal, valid, and enforceable.

10.12.              Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and shall be binding upon the Members and Managers who executed the same, but all of such counterparts shall constitute the same Agreement.

10.13.              Entire Agreement.  The Certificate and this Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements, understandings, or representations between the parties, whether oral or written, pertaining to the subject matter of this Agreement, including, but not limited to, the Prior Agreement.  No oral statements or other prior written material not specifically incorporated into this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated into this Agreement by written amendment, such amendment to become effective on the date stipulated in it.  Each party represents and acknowledges that in executing this Agreement, such party does not rely on, has not relied on, and specifically disavows any reliance on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company or its agents except as expressly contained in this Agreement.  Each party further represents that such party is relying on its own judgment in entering into this Agreement.

10.14.              Waiver of Jury Trial.  EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF THE TERMS AND CONDITIONS OF THIS AGREEMENT.  THIS WAIVER APPLIES TO ANY LEGAL ACTION OR PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  EACH PARTY ACKNOWLEDGES THAT IT HAS RECEIVED THE ADVICE OF COMPETENT COUNSEL.

Remainder of Page Intentionally Left Blank.
Signature Pages Follow.

IN WITNESS WHEREOF, the undersigned, being the Manager, has caused this Agreement to be duly adopted by the Company as of the Effective Date.

NGL WATER SOLUTIONS PERMIAN, LLC, a Colorado limited liability company

By:	/s/ James J. Burke
Name:	James J. Burke
Title:	President

Signature Page to Amended and Restated Company Agreement of NGL Water Pipelines, LLC

The undersigned, being the Members, do hereby ratify, confirm, and approve the adoption of this Agreement as the company agreement of the Company, and do hereby assume and agree to be bound by and to perform all of the terms and provisions set forth in this Agreement as of the Effective Date.

NGL WATER SOLUTIONS PERMIAN, LLC, a Colorado limited liability company

By:	/s/ James J. Burke
Name:	James J. Burke
Title:	President

SAFEFILL PIPELINE LLC,
a Texas limited liability company

By:	Crawford & Crawford, Inc.
a Texas corporation,
as a Managing Member

	By:	/s/ Seth Crawford
Seth Crawford, President

	By:	/s/ Dustin Bailey
Dustin Bailey, as a Managing Member

BLACK MOUNTAIN WATER PIPELINES LLC, a Delaware limited liability company

By:	/s/ Rhett Bennett
Name:	Rhett Bennett
Title:	Manager

Signature Page to Amended and Restated Company Agreement of NGL Water Pipelines, LLC

AMENDED AND RESTATED

COMPANY AGREEMENT

OF

NGL WATER PIPELINES, LLC

(A Texas Limited Liability Company)

EXHIBIT A

1.	Company Information:

	Name of Company:	NGL Water Pipelines, LLC

	Address and Facsimile Number of Company:	c/o NGL Water Solutions Permian, LLC 3773 Cherry Creek North Dr., Suite 1000 Denver, Colorado 80209 Attention: Jim Winter Facsimile: (303) 815-1011

	Registered Agent and Registered Office:	C T Corporation System 1999 Bryan Street, Suite 900 Dallas, Texas 75201

	Tax Matters Partner:	NGL Water Solutions Permian, LLC

2.	Manager:

	Name of Manager:	NGL Water Solutions Permian, LLC

	Address and Facsimile Number of Manager:	3773 Cherry Creek North Drive, Suite 1000 Denver, Colorado 80209 Attention: Jim Winter Facsimile: (303) 815-1011

Amended and Restated Company Agreement of NGL Water Pipelines, LLC

Exhibit A

3.	Members:

a.	Name of Member:	NGL Water Solutions Permian, LLC

	Address and Facsimile Number of Member:	3773 Cherry Creek North Drive, Suite 1000 Denver, Colorado 80209 Attention: Jim Winter Facsimile: (303) 815-1011

	Units:	57,125

	Date Became Member:	January 6, 2016

	Capital Contribution:	$12,321,078.00 Cash

b.	Name of Member:	Safefill Pipeline LLC

	Address, Telephone and Facsimile Number:	1008 Southview Circle Center, Texas 75935 Telephone: (936) 598-5577 Facsimile: (936) 598-7998

	Units:	24,500

	Date Became Member:	January 6, 2016

	Capital Contribution:	Assets, as recorded on the books and records of the Company

c.	Name of Member:	Black Mountain Water Pipelines LLC

	Address, Telephone and Facsimile Number:	500 Main Street, Suite 1200 Fort Worth, Texas 76102 Attention: Rhett Bennett

	Units:	18,375

	Date Became Member:	January 6 , 2016

Capital Contribution: Assets, as recorded on the books and records of the Company

Amended and Restated Company Agreement of NGL Water Pipelines, LLC

Exhibit A

AMENDED AND RESTATED

COMPANY AGREEMENT

OF

NGL WATER PIPELINES, LLC

(A Texas Limited Liability Company)

EXHIBIT B

Restricted Area

The Restricted Area shall include the following counties in the States of New Mexico and Texas, as set forth below:

State of New Mexico

Lea County

Eddy County

State of Texas

Culberson County

Reeves County

Pecos County

Loving County

Ward County

Winkler County

Amended and Restated Company Agreement of NGL Water Pipelines, LLC

Exhibit B